EXHIBIT 99

                                                             NASDAQ SYMBOL: LASE
================================================================================
NEWS RELEASE                                                        May 14, 2002
================================================================================

Bill Kern                                        3300 University Blvd, Suite 140
Sr. Vice President - Corporate Development            Winter Park, Florida 32792
407.678.9900 extension 163                                Facsimile 407.678.9981
bkern@lasetech.com                                                  www.lase.com


                   LASERSIGHT ASTRAMAX TRANSACTION TERMINATED

WINTER PARK, Fla., May 14, 2002 -- LaserSight Incorporated (Nasdaq: LASE) announced today that the transaction pursuant to which LaserSight's AstraMax(TM) technology would have been sold to a third party has been terminated. On April 16, 2002 LaserSight announced that it had entered into a letter of intent and a non-exclusive license contemplating the sale of its AstraMax technology to a third party.

The third party has alleged that LaserSight violated the terms of the non-exclusive license. LaserSight denies any intent to do so. AstraMax is an integrated refractive diagnostic workstation that performs analysis of aberrations within the eye.

LaserSight is continuing to explore its various options.

LaserSight is a leading supplier of quality technology solutions for laser vision correction and has pioneered its patented precision microspot scanning technology since it was introduced in 1992. Its products include the LaserScan LSX(R) precision microspot scanning system, its international research and development activities related to the Astra family of products used to perform custom ablation procedures known as CustomEyes and its MicroShape(TM) family of keratome products. The Astra family of products includes the AstraMax(TM) diagnostic workstation designed to provide precise diagnostic measurements of the eye and CustomEyes CIPTA(R) and AstraPro(TM) software, surgical planning tools that utilize advanced levels of diagnostic measurements for the planning of custom ablation treatments. In the United States, the Company's LaserScan LSX excimer laser system operating at 200 Hz is approved for the LASIK treatment of myopia and myopic astigmatism. The MicroShape family of keratome products includes the UltraShaper(R) durable keratome and UltraEdge(R) keratome blades.

This press release contains forward-looking statements regarding future events and future performance of the Company, including statements with respect to, regulatory approvals and commercialization of products, all of which involve risks and uncertainties that could materially affect actual results. Such statements are based on Management's current expectations and actual results could differ materially. Investors should refer to documents that the Company files from time-to-time with the Securities and Exchange Commission for a description of certain factors that could cause the actual results to vary from current expectations and the forward looking statements contained in this press release. Such filings include, without limitation, the Company's Form 10-K, Form 10-Q and Form 8-K reports.